Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of [    ], 2014, by and among Virtu Financial, Inc., a Delaware corporation (“Virtu”), Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company (“Virtu Sub”), SLP III EW Feeder Corp., a Delaware corporation (“SLP Corp” and, together with Virtu Sub, the “Constituent Entities”) and SLP III EW Feeder I, L.P., a Delaware limited partnership (“SLP Stockholder”).

W I T N E S S E T H:

WHEREAS, in connection with the initial public offering (“IPO”) of Virtu’s Class A Common Stock, par value $0.00001 per share (“Virtu Class A Stock”), contemplated by Virtu’s Registration Statement on Form S-1, as amended (File No. 333-XXXXXX) (the “Registration Statement”), on the date hereof and immediately prior to the execution of this Agreement, SLP III EW Feeder II, L.P., a Delaware limited partnership (“SLP Feeder”), distributed to SLP Corp a number of Class A-1 limited liability company interests (such interests, the “Owned Class A-1 Interests”) of Virtu Financial LLC, a Delaware limited liability company (“Virtu LLC”), pursuant to [Section 2.1(b)(ii)] of that certain Reorganization Agreement, dated as of the date hereof, by and among Virtu, Virtu Sub, SLP Corp, SLP Stockholder and the other persons party thereto (the “Reorganization Agreement”);

WHEREAS, the board of directors of Virtu and the board of directors of SLP Corp have each deemed it advisable and in the best interests of the Constituent Entities and their respective equityholders that SLP Corp merge with and into Virtu Sub under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, the board of directors of Virtu, in Virtu’s capacity as the sole member of Virtu Sub, and SLP Stockholder, as the sole stockholder of SLP Corp, have each approved the Merger (as defined below); and

WHEREAS, pursuant to Section 2.1(b)(vi) of the Reorganization Agreement, on the date hereof and immediately following the Merger, the Owned Class A-1 Interests shall be reclassified into a number of non-voting common limited liability company interest units of Virtu LLC (such units, the “Owned Common Units”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below) SLP Corp will be merged (the “Merger”) with and into Virtu Sub in accordance with the provisions of Section 264 of the DGCL and Section 18-209 of the DLLCA.  Following the Merger, Virtu Sub will continue as the surviving entity (the “Surviving Entity”) and the separate legal existence of SLP Corp shall cease.

Section 1.2            Effective Time.  The Merger will be consummated on the Closing Date (as defined below) by the filing of a certificate of merger substantially in the form of Exhibit A hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA.  The time the Merger becomes effective in accordance with Section 103 of the DGCL and Section 18-209(d) of the DLLCA is referred to in this Agreement as the “Effective Time.”

Section 1.3            Effects of the Merger.  The Merger will have the effects set forth in Section 259 (as incorporated by Section 264(e) of the DGCL) and Section 18-209(g) of the DLLCA.  Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of SLP Corp will vest in Virtu Sub, as the Surviving Entity, and all debts, liabilities and duties of SLP Corp will become debts, liabilities and duties of Virtu Sub, as the Surviving Entity.

Section 1.4            Certificate of Formation and Limited Liability Company Agreement.

(a)           The Certificate of Formation of Virtu Sub as in effect immediately preceding the Effective Time shall remain unchanged as a result of the Merger and shall continue as the Certificate of Formation of the Surviving Entity following the Merger.

(b)           The Limited Liability Company Agreement of Virtu Sub as in effect immediately preceding the Effective Time shall remain unchanged as a result of the Merger and shall continue as the Limited Liability Company Agreement of the Surviving Entity following the Merger.

Section 1.5            Officers.  The officers of Virtu Sub at the Effective Time, if any, shall continue as the officers of the Surviving Entity, and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Limited Liability Company Agreement of the Surviving Entity or as otherwise provided by law.

Section 1.6            Interests.  At the Effective Time, each of the following transactions shall be deemed to occur simultaneously:

(a)           Without any action on the part of the holder thereof, the limited liability company interests in Virtu Sub outstanding immediately prior to the Effective Time (100% of which are held by Virtu) shall remain outstanding limited liability company interests of the Surviving Entity.

(b)           Subject to Section 1.7, the shares of common stock, par value $[    ] per share, of SLP Corp (“SLP Corp Common Stock”) outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (1) a number of shares of Virtu Class A Stock equal to (x) the number of Owned Common Units minus (y) the number of SLP Stockholder Note Shares (as defined below), (2) rights to receive payments in respect of certain cash tax savings of Virtu that are the subject of that certain Tax Receivable Agreement, dated as of the date hereof, by and between Virtu and SLP Stockholder (the “SLP Stockholder Tax Receivable Agreement”); and (3) rights to receive payments in respect of any cash distributions paid or payable to SLP Corp in respect of the Owned Class A-1 Interests by Virtu LLC pursuant to Section 5.03(f) of the Second Amended and Restated Limited Liability Company Agreement of Virtu LLC, dated as of the date hereof.

(c)           The parties acknowledge that Virtu is issuing the shares of Virtu Class A Stock to SLP Stockholder pursuant to Section 1.6(b) and Section 1.12(a) (collectively, the “SLP Stockholder Shares”) in reliance upon the representations given by SLP Stockholder in Section 3.1 of the Reorganization Agreement, and in Section 1.8 hereof.

Section 1.7            No Fractional Shares.  Notwithstanding anything to the contrary in Section 1.6, no fractional shares of Virtu Class A Stock will be issued.  If the number of shares of Virtu Class A Stock to be received by SLP Stockholder is not a whole number, then the number of shares of Virtu Class A Stock that SLP Stockholder shall be entitled to receive pursuant to this Agreement shall be rounded up or down to the nearest whole share.

Section 1.8            SLP Stockholder Representations.  SLP Stockholder hereby makes the following representations and warranties:

(a)           SLP Corp.

(i)              SLP Stockholder has delivered to Virtu and Virtu Sub a true and complete copy of the certificate of incorporation and bylaws of SLP Corp, each as in effect on the date hereof.

(ii)             The authorized capital stock of SLP Corp consists solely of [    ] shares of SLP Corp Common Stock.

(iii)            As of the date hereof (and as of immediately prior to the Effective Time), (i) [    ] shares of SLP Corp Common Stock are issued and outstanding and (ii) except as provided in the foregoing clause (i), no other shares of any capital stock of SLP Corp, or securities convertible or exchangeable into or exercisable for any shares of capital stock of SLP Corp, are issued, reserved for issuance or outstanding.

(iv)            Other than (a) its investment in SLP III EW Feeder II, L.P.,  a Delaware limited partnership (“SLP Feeder”), (b) the transactions contemplated by the plan of liquidation of SLP Feeder and the Reorganization Agreement, (c) holding cash or cash equivalents, (d) maintaining its corporate existence (including the payment of any taxes and/or other fees and the preparation and filing of any returns in respect thereof) and (e) ministerial acts necessary to conducting the operations listed in the foregoing clauses (a) through (e), SLP Corp (i) has not conducted any business since its formation and (ii) has no indebtedness or other liabilities other than the SLP Corp Note (as defined below), which SLP Corp issued to SLP Stockholder.

(v)             All shares of SLP Corp Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights.

(vi)        As of the date hereof (and as of immediately prior to the Effective Time): (a) All material tax returns required to be filed by SLP Corp have been timely filed in accordance with applicable law; (b) SLP Corp has timely paid all material taxes required to be paid by it in accordance with applicable law (whether or not shown on such tax returns); (c) There are no tax audits, assessments, disputes or other proceedings in respect of a material tax liability currently pending or, to the knowledge of SLP Stockholder, threatened in writing against SLP Corp; and (d) There are no Liens (as defined below) for taxes on the assets of SLP Corp other than Liens for current taxes not yet due and payable.  It shall not be a breach of any of the representations in this Section 1.8(a)(vi) if the failure or inaccuracy of the representations arises as a result of Virtu LLC or its affiliates (i) having provided inaccurate information to SLP Corp or SLP Stockholder (including on a schedule K-1) or (ii) having failed to provide SLP Corp or SLP Stockholder with any information required by them.

(b)           SLP Stockholder.

(i)              SLP Stockholder is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”).

(ii)             SLP Stockholder or its representative has had access to the same kind of information concerning Virtu that is required by Schedule A of the Act, to the extent that Virtu possesses such information.

(iii)            SLP Stockholder has received a copy the Registration Statement, and such other information as SLP Stockholder may have requested from Virtu.

(iv)            SLP Stockholder has such knowledge and experience in financial and business matters that it is capable of utilizing the information that is available to it concerning Virtu to evaluate the risks of investment in Virtu including the risk that it could lose its entire investment in Virtu.

(v)             SLP Stockholder understands that, other than SLP Stockholder Shares that have been registered pursuant to the Registration Statement, the SLP Stockholder Shares have not been registered under the Act, the securities laws of any state or the securities laws of any other jurisdiction, and such SLP Stockholder Shares must be held indefinitely, are subject to restrictions on sale and transfer and any sale or transfer must be registered under the Act and such other securities laws unless an exemption from registration under the Act and such other securities laws covering the sale or transfer of such SLP Stockholder Shares is available.

(vi)            The SLP Stockholder Shares are being acquired by SLP Stockholder for SLP Stockholder’s own sole benefit and account for investment and, other than SLP Stockholder Shares that have been registered pursuant to the Registration Statement, not with a view to, or for resale in connection with, a public offering or distribution thereof.

(vii)           SLP Stockholder understands that the certificate or certificates representing the SLP Stockholder Shares (if certificated), other than SLP Stockholder Shares that have been registered pursuant to the Registration Statement, may be impressed with a legend stating that the SLP Stockholder Shares are subject to restrictions on sale and transfer and have not been registered under the Act or any state securities laws and setting out or referring to the restrictions on the transferability and resale of the SLP Stockholder Shares.

(viii)          SLP Stockholder understands that stop transfer instructions in respect of the SLP Stockholder Shares, other than SLP Stockholder Shares that have been registered pursuant to the Registration Statement, may be issued to any transfer agent, transfer clerk or other agent at any time acting for Virtu.

(ix)            SLP Stockholder holds the SLP Corp Note free and clear of any mortgage, pledge, security interest, claim, encumbrance, hypothecation, transfer restriction, lien or charge of any kind (except for such limitations arising under the Act or similar applicable law) (“Liens”).

Section 1.9            Virtu Sub Representations.  Virtu Sub hereby represents and warrants that it has no assets and has not conducted any business since its formation other than in connection with the transactions contemplated by the Reorganization Agreement.  Virtu Sub hereby acknowledges and understands that SLP Corp and SLP Stockholder are entering into this Agreement and the transactions contemplated hereby in reliance upon the representations given by Virtu Sub in Section 3.1 of the Reorganization Agreement.

Section 1.10         Virtu Representations. Virtu hereby represents and warrants that the SLP Stockholder Shares will be duly authorized by all necessary corporate action on the part of Virtu and, when issued, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Virtu hereby acknowledges and understands that SLP Corp and SLP Stockholder are entering into this Agreement and the transactions contemplated hereby in reliance upon the representations given by Virtu in Section 3.1 of the Reorganization Agreement.

Section 1.11         Tax Matters.  Virtu and the Constituent Entities intend for, and will use all reasonable best efforts to cause, the Merger and the SLP Corp Note Exchange (as defined below) to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall not, without the prior written consent of the other parties to this Agreement, knowingly take any actions or cause any actions to be taken which could prevent the Merger or the SLP Corp Note Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.  This Agreement and any related agreements shall constitute a plan of reorganization pursuant to Treasury Regulation Section 1.368-2(g).

Section 1.12         Virtu Covenants

(a)           Virtu hereby covenants and agrees, on behalf of Virtu Sub, that, at the Effective Time, Virtu Sub shall acquire the SLP Corp Note in connection with the Merger, and Virtu shall issue to SLP Stockholder a number of shares of Virtu Class A Stock (the “SLP Stockholder Note Shares”), subject to Section 1.7, free and clear of any Liens, equal to (x) the aggregate principal amount together with all accrued and unpaid interest owed under that certain Senior Unsecured Note due August 6, 2020, issued by SLP Corp to SLP Stockholder (the “SLP Corp Note”) calculated as of and through the date that the Effective Time occurs, divided by (y) the per share public offering price for the Class A Common Stock.  The SLP Stockholder Note Shares shall be issued in consideration for the transfer by SLP Stockholder, in its capacity as holder of the SLP Corp Note, of all right, title and interest in the SLP Corp Note (such transfer of the SLP Corp Note for the SLP Stockholder Note Shares, the “SLP Corp Note Exchange”).  Upon the transfer of the SLP Corp Note by SLP Stockholder to Virtu Sub and the issuance of SLP Stockholder Note Shares to SLP Stockholder and as contemplated in this Section 1.12, the SLP Corp Note shall be deemed to have been cancelled.  Each of Virtu and Virtu Sub shall take any further action necessary to cause the cancellation of the SLP Corp Note.

(b)           Virtu hereby covenants and agrees to take all action necessary to cause Virtu Sub to perform all of its respective agreements, covenants and obligations under this Agreement on a timely basis.  Virtu unconditionally guarantees to each of SLP Corp and SLP Stockholder the full and complete performance by Virtu Sub of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Virtu Sub under this Agreement.  Virtu hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Virtu Sub, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 1.12(b) or elsewhere in this Agreement.

Section 1.13         Tax Matters.

(a)           For any tax return of SLP Corp for a taxable period that ends on or prior to the Closing Date that has not been filed before the Closing Date (any such tax return, a “Pre-Closing Tax Return”), SLP Stockholder shall prepare such Pre-Closing Tax Return in accordance with past practice and shall provide Virtu with (i) such Pre-Closing Tax Return within ten (10) days of receiving the information described in the following sentence to review and comment on any such Pre-Closing Tax Return and shall accept all reasonable comments of Virtu to such Pre-Closing Tax Return provided at least ten (10) days prior to the due date for such Pre-Closing Tax Return (taking into account available extensions) and (ii) cash in an amount equal to the amount shown as due on such Pre-Closing Tax Return (as finally revised) at least five (5) days prior to such due date (or as soon as practicable thereafter if the information described in the following sentence is not timely provided). At SLP Stockholder’s request (which shall occur at least thirty (30) days prior to the due date for such Pre-Closing Tax Return (taking into account available extensions)), Virtu shall and shall cause its subsidiaries (including Virtu Financial LLC) to provide the SLP Stockholder with such information as is reasonably required to prepare any such Pre-Closing Tax Return (and shall to use its or their reasonable best efforts to provide such information no event later than twenty-five (25) days prior to such due date).  Virtu shall promptly cause such Pre-Closing Tax Return (as finally revised) to be filed after receipt thereof and any amount shown due thereon to be paid to the applicable taxing authority.  Any refunds due with respect to such Pre-Closing Tax Return shall be governed by Section 1.13(b). SLP Stockholder and Virtu shall reasonably cooperate in connection with the preparation and filing of any Pre-Closing Tax Returns.

(b)           After the Closing, the amount or economic benefit of any tax refunds attributable to a taxable period (or portion thereof) of SLP Corp ending on or prior to the Closing Date received or realized by Virtu or any of the Constituent Entities shall be for the account of SLP Stockholder.  Virtu shall pay, or cause to be paid, to SLP Stockholder the amount of any such refund or benefit, within ten (10) days after such refund or benefit is received or realized, as the case may be.  Following the Closing, Virtu shall, and shall cause Virtu Sub to, cooperate with SLP Stockholder in filing any tax returns required to claim any tax refunds described in the preceding sentence.

ARTICLE II

CONDITIONS PRECEDENT TO THE CLOSING; THE CLOSING

Section 2.1            Conditions Necessary for the Effectiveness of the Merger. The satisfaction or waiver of the following conditions by each of the parties hereto shall be necessary for the effectiveness of the Merger:

(a)           Promptly following the execution hereof, each of the Constituent Entities shall deliver to the other evidence of the adoption of this Agreement, and the approval of the Merger, by the requisite vote of its members and stockholders, as applicable;

(b)           The following agreements shall have been executed and delivered by each of the parties thereto to each of the other parties thereto and such agreements shall be in full force and effect prior to, or substantially contemporaneously with, the Closing (as defined below);

(i)            the underwriting agreement relating to the IPO by and between Virtu and the underwriters of the IPO;

(ii)         the Company LLC Agreement (as such term is defined in the Reorganization Agreement);

(iii)        the SLP Stockholder Tax Receivable Agreement;

(iv)        the Tax Receivable Agreement by and between Virtu and SLP DE, SLP Tech Investors and SLP Tech Associates (each as defined in the Reorganization Agreement);

(v)         the Stockholders Agreement (as defined in the Reorganization Agreement); and

(vi)        the Registration Rights Agreement (as defined in the Reorganization Agreement).

Section 2.2            The Closing.  The consummation of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, on a date to be mutually agreed upon by the parties (the “Closing Date”).

Section 2.3            Closing Date Events.  At the Closing, the Constituent Entities shall cause the Certificate of Merger to be filed as provided in Section 1.2.

ARTICLE III

MISCELLANEOUS

Section 3.1            Termination.  Notwithstanding anything herein to the contrary, this Agreement and the Merger may be terminated or abandoned by written agreement of each of Virtu, Virtu Sub, SLP Corp and SLP Stockholder at any time prior to the Effective Time and there shall be no further liability on the part of any of the parties hereto.

Section 3.2            Further Assurances.  If at any time the Surviving Entity shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest in the Surviving Entity the title to any property or rights of the Constituent Entities, the members and officers of the Constituent Entities shall grant the members and officers of the Surviving Entity a limited power of attorney to execute and make all such proper assignments and assurances in law and to do all things reasonably necessary and proper to thus vest such property or rights in the Surviving Entity, and otherwise to carry out the purposes of this Agreement.

Section 3.3            Binding Agreement.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

Section 3.4            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 3.5            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.3 of the Reorganization Agreement shall be deemed effective service of process on such party.

Section 3.6            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.7            Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement may be executed by facsimile or electronic mail signature(s).  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 3.8            Entire Agreement.  This Agreement and the Reorganization Documents (as defined in the Reorganization Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.  Nothing in this Agreement shall create any third-party beneficiary rights in favor of any person or other party hereto.

Section 3.9            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first written above.

VIRTU FINANCIAL, INC.

By:
Name:
Title:

VIRTU FINANCIAL
INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

SLP III EW FEEDER CORP.

By:
Name:
Title:

SLP III EW FEEDER I, L.P.

By: Silver Lake Technology Associates III, L.P., its general partner

By: SLTA III (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its sole member

By:
Title: Managing Member

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF MERGER

OF

SLP III EW FEEDER CORP.
(a Delaware corporation)

INTO

VIRTU FINANCIAL INTERMEDIATE HOLDINGS LLC
(a Delaware limited liability company)

Pursuant to the provisions of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”)  and Section 264 of the Delaware General Corporation Law (the “DGCL”), the undersigned DO HEREBY CERTIFY THAT:

1.                                      The name and jurisdiction of formation or organization of the entities that are to merge (the “Constituent Entities”) are SLP III EW Feeder Corp., a Delaware corporation (“SLP Corp”), and Virtu Financial Intermediate Holdings LLC, a Delaware limited liability company (“Virtu Sub”).

2.                                      An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 18-209 of the Act and Section 264 of the DGCL.

3.                                     Pursuant to the Merger Agreement, SLP Corp shall be merged with and into Virtu Sub (the “Merger”), with Virtu Sub as the surviving entity (the “Surviving Entity”), whose name following the Merger shall remain unchanged.

4.                                      The Merger is to become effective upon the filing of this Certificate of Merger.

5.                                      The executed Merger Agreement is on file at the principal place of business of the Surviving Entity, the address of which is 645 Madison Ave., New York, NY 10022.

6.                                      A copy of the Merger Agreement will be furnished by the Surviving Entity, on request and without cost, to any member of either of the Constituent Entities.

IN WITNESS WHEREOF, this certificate has been executed as of [    ], 2014 by the undersigned.

SLP III EW FEEDER CORP.

By:
Name:
Title:

[Signature Page to Certificate of Merger]

VIRTU FINANCIAL
INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

[Signature Page to Certificate of Merger]